Exhibit 23.1




We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-74676, 333-74676-01 and 333-74676-02) and related Prospectus of
Gabelli Asset Management Inc. for the registration of $400,000,000 of Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units and Trust Preferred Securities, and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the consolidated financial statements of Gabelli Asset Management Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP
                                                    -------------------------
                                                    Ernst & Young LLP



New York, New York
December 21, 2001